Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-38510 and 333-96973 of Virginia Electric and Power Company (a wholly-owned subsidiary of Dominion Resources, Inc.) on Form S-3 of our reports dated January 21, 2003 (which reports expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principle for derivative instruments and hedging activities in 2001 and the method of accounting used to develop the market-related value of pension plan assets in 2000), appearing in this Annual Report on Form 10-K of Virginia Electric and Power Company for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

March 20, 2003